FIRST FINANCIAL HOLDINGS, INC.

FIRST FINANCIAL HOLDINGS, INC. SIGNS A DEFINITIVE AGREEMENT TO SELL $197.9
MILLION OF SELECTED PERFORMING LOANS AND CLASSIFIED ASSETS

CHARLESTON, SOUTH CAROLINA, October 26, 2011 — First Financial Holdings, Inc. (“First Financial” NASDAQ: FFCH) announced today that its wholly-owned subsidiary, First Federal Savings and Loan Association (“First Federal”) entered into a definitive agreement to sell $197.9 million of selected performing loans and classified assets in a single transaction to affiliates of Värde Partners, Inc. ("Värde"), and three of Värde’s joint venture partners, affiliates of FirstCity Financial Corporation (NASDAQ: FCFC), Mountain Real Estate Group and Shelving Rock Partners.

The sale, which is expected to close on or about October 27, 2011, is structured with two consecutive closings. The first closing is comprised of 504 assets with an aggregate contractual principal balance of $194.8 million as of the August 31, 2011 sale cutoff date (“Cutoff Date”).  The Cutoff Date balance reflects the June 30, 2011 held for sale loan pool balance, adjusted for principal pay-downs, migration to other real estate owned (“OREO”), and loan resolutions between June 30, 2011 and the Cutoff Date.  Included in these assets is $16.0 million of contractual principal balances on 20 loans that migrated to OREO subsequent to the Cutoff Date.  The second closing is expected to occur in November and will include an additional 8 OREO properties totaling $3.1 million of contractual principal balances as of the Cutoff Date.

Gross proceeds from the October 27, 2011 closing are expected to total approximately $81 million.  The carrying value of these assets as of the Cutoff Date was $58.8 million and this transaction is expected to result in a pretax gain of approximately $20 million which will be realized during the quarter ending December 31, 2011. The sale is subject to the satisfaction of customary closing conditions.

As a result of completed loan resolutions and OREO sales that occurred during the fourth fiscal quarter of 2011, nonperforming assets at September 30, 2011 were $108.5 million, which included $41.3 million of nonperforming assets held for sale and $27.7 million of assets covered under a loss-share agreement with the FDIC. Non-covered nonperforming assets as a percent of total assets were 2.52% at September 30, 2011. Considering the results of this sale transaction, pro forma non-covered nonperforming assets as a percent of total assets would have been 1.23% at that date.

“The completion of this asset sale will allow us to focus more on business development and strategic initiatives.  This transaction strengthens our balance sheet, creates capital from the improved pricing at execution and will assist our planned return to core operating earnings,” said R. Wayne Hall, president and CEO of First Financial and First Federal.

Sandler O’Neill Mortgage Finance L.P., an affiliate of Sandler O’Neill + Partners, L.P., is acting as exclusive financial advisor to First Financial in connection with the asset sale.

About First Financial

First Financial Holdings, Inc. ("First Financial," Nasdaq: FFCH) is a Charleston, South Carolina financial services provider with $3.2 billion in total assets as of June 30, 2011. First Financial offers integrated financial solutions, including personal, business, and wealth management services.  First Federal Savings and Loan Association (“First Federal’), which was founded in 1934 and is the primary subsidiary, serves individuals and businesses throughout coastal South Carolina, Florence, South Carolina and Wilmington, North Carolina.  First Financial subsidiaries include: First Federal; First Southeast 401(k) Fiduciaries, Inc., a registered investment advisor; and First Southeast Investor Services, Inc., a registered broker-dealer.  First Federal is the largest financial institution headquartered in the Charleston, South Carolina metropolitan area and the third largest financial institution headquartered in South Carolina, based on asset size. Additional information about First Financial is available at www.firstfinancialholdings.com.

Contact
Blaise B. Bettendorf
Executive Vice President & Chief Financial Officer
(843) 529-5456
bbettendorf@firstfederal.com